Exhibit 99.1

3101 Wilson Boulevard, Suite 700
News Release	Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President & CFO, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel

(703) 739-7410

Media Contact:

Joelle Pozza, Stanley

(703) 310-3218

Joelle.Pozza@stanleyassociates.com

FOR IMMEDIATE RELEASE

Stanley Adds New Customers, Contract Vehicles and Service Offerings with Closing of Oberon Acquisition

ARLINGTON, Va. – July 15, 2008 – Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, announced today that it has completed its acquisition of Oberon Associates, Inc., an engineering, intelligence operations and information technology services company.

As previously announced, Stanley entered into a definitive agreement to acquire Oberon on June 10, 2008. The purchase price at closing was approximately $170 million, net of cash acquired, subject to certain post-closing working capital and other adjustments.

Founded in 2002, Oberon provides engineering, operational intelligence and information technology support to multiple elements of the U.S. Army, in addition to the U.S. Air Force, Defense Information Systems Agency, Transportation Security Administration and several agencies throughout the intelligence community. Oberon’s areas of expertise include biometrics systems engineering, integration and operational deployment; intelligence community support; communications engineering; and information technology and enterprise data management.

“The acquisition of Oberon further expands the range of solutions offered to our customers, bringing biometric applications experts, functional experts within the intelligence community, and expertise in communications and information management systems to Stanley,” said Phil Nolan, Stanley’s chairman, president and CEO. “It also provides even greater career opportunities for our collective employees.”

The acquisition of Oberon adds more than 600 employees, including 10 regional offices in the United States and seven countries abroad.

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Stanley also announced that it has exercised and closed on an additional $69 million of available credit through a partial exercise of the accordion feature associated with the company’s Senior Revolving Credit and Term Loan Facility. The additional credit capacity was provided by three existing lenders and three new lenders.

“This increase in our senior credit facility will be used in part to fund the acquisition of Oberon and to provide additional funding for working capital requirements,” said Brian Clark, Stanley’s executive vice president and chief financial officer. “We are executing on our strategy to foster growth in new areas by deploying the strength of Stanley’s balance sheet for our mergers and acquisitions program.”

Stanley will update its previously announced financial guidance to reflect the Oberon acquisition in its fiscal first quarter 2009 earnings call scheduled for July 31, 2008, at 5:00 pm Eastern.

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,400 employees at over 100 locations in the U.S. and worldwide. In 2008 and 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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